STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is made as of the 19th day of August, 2011 by and among Michael Bongiovanni, an individual resident of the State of North Carolina with the address at 19720 Jetton Road, 3rd Floor, Cornelius, NC 28031 ("Seller") and James Dale, an individual resident of the State of New York with the address at 234 5th Avenue, Suite 415, New York, NY (“Buyer”).

RECITALS

A.              Seller is the owner of 2,560,000 shares of Common Stock of BMX DEVELOPMENT CORP (“BMXD”), a Florida corporation, quoted on the FINRA’s Over-the-Counter Bulletin Board quotation market under the symbol, “BMXD”.

B.               For valuable consideration and upon the terms and conditions set forth herein, Seller desires to sell and transfer Buyer 2,560,000 shares of Common Stock of BMXD (the “Shares”), and Buyer desires to purchase and acquire the Shares from Seller.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

AGREEMENT

1.      Purchase and Sale of Shares. Subject to the terms and conditions hereof, Seller will transfer to Buyer, and Buyer will acquire from Seller, the Shares for the cash payment of One Hundred Twenty Five Thousand dollars ($125,000.00) (the "Purchase Price").

2.      Delivery of the Purchase Price. The Purchase Price shall be paid as follows:

2.1             Upon receiving the certificate of the Shares, Buyer shall deliver to Seller a cash payment of One Hundred Twenty Five Thousand dollars ($125,000.00). The cash shall be delivered from the escrow account of Greentree Financial Group, Inc.

3. Delivery. Upon signing this Agreement, Seller shall deliver to Buyer a stock certificate representing the Shares registered in name of Seller and such other documentation, including without limitation a fully executed stock power, necessary to immediately transfer that certificate into the Buyer’s name.

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

4.1 Authority. Seller is an individual owning 100% of the Shares made the subject herein. This Agreement, when executed and delivered by Seller, will constitute a valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights.

4.2 Title to Shares. Seller owns beneficially and of record, free and clear of any lien, option or other encumbrance, and has full power and authority to convey, free and clear of any lien or encumbrance, the Shares and upon delivery of the Purchase Price for such Shares as provided in this Agreement, Seller will convey to Buyer or at his direction to others, good and valid title thereto, free and clear of any lien or other encumbrance.

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

5.1 Authorization. This Agreement, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights.

5.2 Authority to Execute and Perform Agreement. Buyer has the full legal right and power and all authority and approvals. If any, required to enter into, execute and deliver this Agreement and to perform fully Buyers’ obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights. The execution and delivery by Buyer of this Agreement and the performance by Buyer of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, local or other governmental or regulatory body or the approval or consent of any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, (or with notice or lapse of time or both, conflict with or result in any breach or violation of any of the terms and conditions of) any judgment or decree applicable to him of the Shares or any instrument, contract or other agreement to which Buyer is a party.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida.

6.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

6.3 Successors and Assigns. Except as otherwise expressly provided herein, and the provision hereof shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors, administrators of the parties hereto and all subsequent holders of the Shares.

6.4. Related Agreements. This Agreement relates to and is in furtherance of that certain agreement between BMX D, Pancahe LLC, and the members of Panache dated August , 2010 (the “Panache Agreement”) and is to be read, applied and interpreted consistently with the Panache Agreement. To the extent there is any differences between the provisions of the two, the terms of the Panache Agreement shall contro.

6.5 Entire Agreement/Amendment. This Agreement, along with the Panache Agreement, and the other documents and agreements delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement may only be amended in writing signed by the Seller and the holders of a majority of the outstanding Shares sold hereunder.

6.6 Notices. Except as otherwise provided all notices and other communications require or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, addressed to their respective addresses as provided by Buyer and Seller or to such other address as each may have furnished to the others in writing.

6.7 Expenses. Whether or not the transactions contemplated hereby are consummated, each party shall pay its own expenses in connection with the transaction.

6.8 Waiver of Breach or Default. Neither Buyer nor Seller shall waive any right, power or remedy accruing hereunder unless such waiver is in writing signed by the party to be charged. The waiver of any breach or default hereunder shall not constitute the waiver of any other breach or default. All remedies under this Agreement or by law or otherwise afforded to Buyer or Seller shall be cumulative and not alternative.

6.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

SELLER:

MICHAEL BONGIOVANNI (INDIVIDUAL)

By: /s/ Michael Bongiovanni

Michael Bongiovanni

BUYER:

JAMES DALE (INDIVIDUAL)

/s/ James Dale

James Dale